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Exhibit 4.6

        Core Plan

INFOVISTA S.A.

2004 STOCK OPTION PLAN

UNOFFICIAL TRANSLATION INTO ENGLISH FOR CONVENIENCE PURPOSES

On the basis of the authorisation given by the extraordinary shareholders' meeting of December 15, 2003 to grant, on one or several occasions, options giving right by exercise to acquire existing shares of InfoVista S.A. (hereinafter the "Company") to employees or executive officers of the Company and its Affiliated Companies, (so long as such employees or executive officers hold less than 10% of the capital), in a maximum amount of 480,000 existing shares, the nominal value of which is 0.54 Euro each, the board of directors of the Company decided on August 17, 2004, under the provisions of Article L. 225-177 et seq. of the French Commercial Code, to adopt this set of rules (the "Plan") fixing the terms and conditions applicable to the options bearing on shares of stock of the Company that will be granted to "Eligible Persons" (as such term is defined in each Local Plan).

1.     PURPOSE OF THE PLAN

  The purpose of this stock option plan is:

  —
  to attract and retain the best available personnel for positions of substantial responsibility;

  —
  to provide additional incentive to Eligible Persons; and

  —
  to promote the success of the Company's business.

2.     TERRITORIAL APPLICATION OF THE PLAN

  It is intended that the Plan shall apply to all employees and executive officers of the Company and of its Affiliated Companies. To this effect, the Company adopted annexes (Local Plans) applicable to certain personnel subject to specific local laws and regulations, as follows:

  —
  Schedule 1: France

  —
  Schedule 2: USA

  —
  Schedule 3: International Plan applicable to other countries or countries covered in other Schedules, as and when specifically stated.

  All the provisions of the Core Plan shall apply to each of the Local Plans, save where varied by a Local Plan.

Where there is an inconsistency between provisions of the Core Plan and Local Plan, the provision of the Local Plan shall prevail.

3.     DEFINITIONS

(a)
"Share" means existing share of the Company the nominal value of which is 0.54 Euro.

(b)
"Director" means a member of the Board.

(c)
"Shareholders Authorisation" means the authorisation to grant options to acquire Shares given to the Board by the shareholders of the Company in the extraordinary general meeting held on 15th December 2003.

(d)
"Participant" means an Eligible Person who has been granted at least one outstanding Option.

(e)
"Capital" means the share capital of the Company.

(f)
"Change of Control" occurs when one or several companies or one or several persons, acting individually or jointly, acquire the majority of the share capital of the Company and/or the majority of voting rights attached to the share capital of the Company.

(g)
"Cash Compensation" means cash offered, as the case may be, to the Participant further to a definitive prohibition to exercise Options which have been granted under the Plan and which have not lapsed at the date of the Change of Control.

(h)
"Board" and "Board of Directors" mean the board of directors of the Company.

(i)
"Grant Date" means, in relation to an Option, the date on which the Board decided to grant such Option.

(j)
"Notice of Grant" means a written notice from the Company stating the main terms and conditions of an individual grant of Options and indicating among others the number and the exercise price of granted Options. The Options which have been granted in this manner can only become exercisable if the Participant has acknowledged receipt of the grant and has returned the completed form provided by the Company prior to the expiration of the three-month deadline beginning at the date of the Notice of Grant.

(k)
"Eligible Person" shall be defined in each Local Plan.

(l)
"Take-over Bid" means a public offer to acquire or exchange or a combination of the two, the entire share capital of the Company, which has been declared admissible by the Autorité des Marchés Financiers or by any other authority competent.

(m)
"Disability" means disability as recognised pursuant to a medical examination under the law applicable in the country in which the Participant is employed.

(n)
"Option" means an option giving right by exercise to acquire one existing share of the Company granted pursuant to the Plan.

(o)
"Plan" means together, the Core Plan and the Local Plan.

(p)
"Core Plan" means the present stock option plan.

(q)
"Local Plan" means the annex adopted by the Board applicable to Participants subject to specific local laws and regulations.

(r)
"Continuing Status as an Eligible Person" means as regards an Eligible Person that their appointment or their employment agreement with the Company or any Affiliated Company is neither interrupted nor terminated. Continuous Status as an Eligible Person shall not be considered interrupted in the case of any leave of absence authorized by the Company or any transfers between locations of the Company or between the Company and any Affiliated Company, or vice versa. Leaves of absence authorized by the Company shall include sick leave, military leave, or any other personal leave.

(s)
"Company" means INFOVISTA S.A., a corporation organised under the laws of the Republic of France whose registered office is situated at 6, rue de la Terre de Feu—91952 Courtaboeuf (Registration number 334 088 275 at the Commercial and Company Register of Evry, France).

(t)
"Affiliated Company" means a company related to the Company in accordance with the provisions set forth in Article L. 225-180 of the French Commercial Code. As a reminder, as of the date of the adoption of the Plan by the Board:

—
companies of which at least one tenth (1/10) of the share capital or voting rights are held directly or indirectly by the Company;

—
companies which hold directly or indirectly at least one tenth (1/10) of the share capital or voting rights of the Company; or

  —
  companies of which at least fifty percent (50%) of the share capital or voting rights are held directly or indirectly by a company which itself holds directly or indirectly at least fifty percent (50%) of the share capital of the Company.

(u)
"New Options" means options granted to the Participants that enable the Participants to acquire shares in an acquiring company. Such New Options are exercisable only at condition that the Participant has expressly and irrevocably renounced to exercise Options granted under the Plan and that have not lapsed at the date of the Change of Control.

4.     STOCK SUBJECT TO THE PLAN

  Subject to the provisions of Section 12 of the Core Plan, the maximum aggregate number of Shares over which Options may be granted and acquired under the Core Plan is 480,000 Shares.

  If an Option expires or becomes unexercisable for any reason without having been exercised, pursuant to the Shareholders Authorization, the Shares which were subject thereto shall, unless the Core Plan shall have been terminated, become available again for grant, if permitted by law, as part of one or more new Options under the Core Plan.

5.     ADMINISTRATION OF THE CORE PLAN

5.1   Administration

  The Plan shall be administered by the Board of Directors.

5.2   Powers of the Board of Directors

  Subject to the provisions of the French Commercial Code, the Shareholder Authorization, and the provisions of the Plan, the Board shall have the full authority, in its discretion to:

  (i)
  determine the Eligible Persons to whom Options may be granted hereunder;

  (ii)
  fix the list of Participants to whom Options are granted hereunder and the terms of such Options;

  (iii)
  decide the number of Options granted to each Participant and the number of Shares which may be acquired by exercise of such Options;

  (iv)
  determine the terms and conditions of Options granted hereunder. Such terms and conditions shall include, but shall not be limited to, the exercise price (set in compliance with the applicable legislation, the provisions of Article 9 of the Core Plan and the provisions related to the discount that may be granted to the Participants compared to the stock exchange price of the Shares), the date or dates when the Options may be exercised (which may be based, inter alia, on seniority and performance criteria).

  (v)
  construe and interpret the terms of the Plan and of the Options granted pursuant to the Plan;

  (vi)
  to anticipate or postpone the date of exercise of the Options, keep the Options exercisable or modify the dates or periods when the Shares obtained by exercise of Options cannot be sold or transferred into bearer form;

  (vii)
  restrict, limit or prohibit the exercise of Options or sale or transfer into bearer form of the Shares obtained by exercise of Options, during certain periods or from the date of the occurrence of certain events;

  (viii)
  authorize any person to execute on behalf of the Company any instrument required to make effective the grant of an Option by the Board; and

  (ix)
  make all necessary or appropriate decisions for administering the Plan.

5.3   Effect of the Board's Decision

  The decisions and interpretations of the Board shall be final and binding on all Participants as of the date on which the Participants are informed of such decision and interpretation within the conditions provided for by Article 16.

6.     LIMITATIONS

6.1
Neither the Plan nor any Option shall confer upon a Participant any right to continuing employment or maintenance in office with the Company or any Affiliated Company, nor shall they limit in any way the rights of the Participants, the Company or of any Affiliated Company, to terminate such employment or such office at any time, with or without cause.

6.2
No member of the Board of Directors shall be eligible, merely by reason of his office, to receive any Option under the Plan if such member of the Board of Directors is not an Eligible Person.

7.     DURATION OF THE PLAN

  The Plan entered into effect on August 17, 2004, the date of its adoption by the Board, and Options may have been granted since such date, pursuant to this Plan.

  The Options may be granted under the present Plan during a 38-month period, as from the date of the extraordinary general meeting of December 15, 2003, i.e., until February 14, 2007 unless terminated earlier under Section 14 of the Core Plan.

  The provisions of the present Plan will remain in force for any outstanding exercisable Option.

8.     DURATION OF OPTIONS

  In accordance with the Shareholders Authorization, no Option shall be exercised after the 10-year term, which commenced as of the Date of Grant. The duration of granted Options is indicated in the Notice of Grant.

  However, the Board may set a shorter option period for certain grants of Options, in so far as such a shorter duration may be required by laws, in particular tax laws, in order to benefit from a favourable regime.

9.     PRICE OF EXERCISE OF OPTIONS

9.1   Share purchase price

  The purchase price of each Share that may be acquired by the exercise of an Option by a Participant shall be determined by the Board within the limits set in the Shareholders Authorisation and the provisions of the applicable laws and regulations.

  The determination of such price is subject to the following rules:

  •
  The Share purchase price shall be neither less than 85% of the average closing price of the Shares on the French Nouveau Marché over the 20 trading days immediately prior to the Grant Date of the Options, nor less than 100% of the maximum purchase price of the Shares held by the Company under Articles L. 225-208 and/or L. 225-209 of the French Commercial Code.

  •
  If the shares should cease to be listed on a regulated stock market, the Share purchase price shall be determined by the Board in accordance with the provisions of Article L. 225-177, paragraph 4, of the French Commercial Code. In any case the price fixed by the Board may not be less than 80% of the purchase price of the shares that would be held by the Company under Articles L. 225-208 and/or L. 225-209 of the French Commercial Code.

  The Share purchase price, determined as above, may not be modified, subject to section 12.1 below.

9.2   Payment of the purchase price of the Shares

  The terms of payment of the purchase price of the Shares shall be determined by the Board at the Grant Date of the Options.

  Unless decided otherwise by the Board, the purchase price of the Shares shall be entirely paid for upon exercise of the Options, such payment to take place by cheque, bank wire transfer or set off with liquidated, certain and due debts of the Company to the Participant.

  All payments related to the exercise of Options between the Company and a Participant shall be in EURO.

9.3   Exercise of the Options and Tax & other liabilities

  Within thirty (30) days after Options have been exercised by a Participant, the Board, on behalf of the Company, shall procure the transfer to such Participant of the corresponding number of Shares, provided that:

  (i)
  the Board considers that the transfer of Shares would be lawful in the jurisdiction in question; and

  (ii)
  in the event that the Company or any Affiliated Company or any other company ("the Taxed Company") is required to (or may suffer a disadvantage if it were not to) pay for any tax, charge or social contributions for which the Participant in question is liable by virtue of the exercise of the Option (together, "the Liability"), the Participant has either:

  •
  made a payment to the Taxed Company of an amount equal to the Liability; or

  •
  entered into an arrangement acceptable to the Taxed Company in order to secure the payment of the Liability (whether by authorising the sale of some or all of the Shares on its behalf and the withdrawal of the Liability from the proceeds of sale by the Taxed Company or otherwise).

9.4   Indemnity

  If, as a result of the grant of Options, exercise of Options or sale of the Shares, the Company or any Affiliated Company is liable for taxes, employee related social charges or other financial charges, in jurisdictions where such possibility is permitted, the Participant shall fully indemnify the Company or any Affiliated Company in respect of all such amounts payable by the Company or any Affiliated Company to the fullest extent permissible by the legislation applicable to the Participant, for example where such applicable legislation limits the imposition of such charges upon the Participant.

10.   EXERCISE OF OPTIONS

10.1 Exercise procedure; Rights of Participants who become shareholders

  Options granted under the Plan shall be exercised in accordance with the terms of the Plan and at such dates and under such conditions as determined by the Board and set forth in the Notice of Grant or, in the event of no specific indication in the Notice of Grant, as determined in the Local Plan.

  An Option shall be deemed exercised when the Company (or a company agent) receives: (i) written notice of exercise together with a share purchase form duly executed by the person entitled to exercise the Option, and (ii) full payment of the underlying Share purchase price. Shares acquired by exercise of Options shall be transferred to a nominative account registered in the name of the Participant or, if requested by the latter, in the name of the Participant and his or her spouse, provided such spouse first executes all undertakings and agreements the execution of which constitute condition precedent to the grant of the Options or purchase of the relevant Shares.

  Upon exercise of the Options, the Shares transferred to the Participant shall be assimilated with all other Shares of the Company, which fall within the same class and shall qualify for dividends for the fiscal year during the course of which the Options have been exercised.

  Each grant of Options shall decrease the number of Shares, which are thereafter available for the purposes of the Plan, by the number of Shares that may be acquired by exercise of the Options.

10.2 Exercise dates

  At the Grant Date, the Board shall set the period during which the Options may be exercised and shall determine the conditions which must be satisfied before the Options may be exercised. For instance, the Board may provide that the Options may not be exercised until the completion of a minimum period of employment.

  The Options can only become exercisable if the participant has acknowledged receipt of the grant and has returned the completed form provided by the Company prior to the expiration of the three-month deadline beginning at the date of the Notice of Grant.

  Unless provided otherwise in the Notice of Grant, no Options may be exercised prior to the first anniversary of the Grant Date. As from such first anniversary and until the second anniversary of the Grant Date, the Participant shall be entitled to exercise up to 25% of his/her Options (granted at the Grant Date), and acquire at most 25% of the Shares to which his/her Options give right, provided that he/she maintains his/her Continuous Status as an Eligible Person during the entire period.

  From the second anniversary of the Grant Date of his Options and until the 183rd day following such anniversary, the Participant may exercise up to 50% of his Options (granted at the relevant Grant Date) and acquire at most 50% of the Shares to which his/her Options give right, provided that he/she maintains his/her Continuous Status as an Eligible Person for the entire period. Any Shares acquired prior to the second anniversary of the Grant Date shall be taken into account for the computation of the 50% limit provided for above.

  During the 182 days preceding the third anniversary of the Grant Date of his/her Options, the Participant may exercise up to 75% of his/her Options (granted at the relevant Grant Date) and acquire at most 75% of the Shares to which his/her Options give right, provided that he/she maintains his/her Continuous Status as an Eligible Person for the entire period. Any Shares previously acquired shall be taken into account for the computation of the 75% limit provided for above.

  As of the third anniversary of the Grant Date of his/her Options, the Participant may exercise all his/her Options granted at such Grant Date, provided that he/she maintains his/her Continuous Status as an Eligible Person for the entire period.

  Should a Participant be granted Options at different Grant Dates, the above progressive vesting rule will apply respectively to each group of Options granted to the Participant, taking each Grant Date individually.

10.3 Loss of the Continuing Status as an Eligible Person. Termination of an Eligible Person's employment contract or office

  Upon loss by a Participant of his Continuous Status as an Eligible Person, other than upon the Participant's Disability or death, the Participant may exercise his or her Options only during such time period as specified hereinafter and such exercise may concern only such number of Options that he/she was entitled to exercise (pursuant, in particular, to section 10.2 above) as of the date of such loss.

  Unless provided otherwise in the relevant Notice of Grant, the Options may be exercised during a period of one (1) calendar month following the loss by the Participant of his Continuous Status as an Eligible Person. For the purpose of computing such calendar month and the number of Options that the Participant will be entitled to exercise, this loss shall be deemed to have taken place at the date of termination of office or employment or at the date of the Participant's resignation, without taking into account any advance notice period nor the effective dates of such termination or resignation.

  The date of termination of office shall be the date of the shareholders' meeting or Board meeting during which such termination of office shall be decided upon. In accordance with applicable laws and regulations, the date of termination of employment shall be either the date of first delivery to the relevant Participant of his/her notice of termination or the date upon which such notice shall be hand delivered to such Participant. The date of resignation from employment shall be either the date of dispatch by the relevant Participant to the Company (or any Affiliated Company thereof) of his/her notice of resignation or the date upon which such notice shall be hand delivered by such Participant to the person he/she reports to within the Company (or any Affiliated Company thereof). In the absence of such a written resignation, the resignation date shall be the date at which the Participant shall be deemed to have resigned under applicable labour laws.

  The date of resignation from office shall be, as the case may be, the date of dispatch or hand delivery of his resignation notice by the relevant Participant to the Company (or any Affiliated Company thereof) or the date of the shareholders' meeting or Board meeting in the course of which the relevant Participant shall have resigned.

  Should the relevant Participant not exercise all the Options that he/she was entitled to pursuant to the above within the time period determined as provided for above, the relevant Shares not acquired by the exercise of such Options become available again to be subject to new Options to be granted to other Eligible Persons under the Plan.

10.4 Disability of a Participant

  Should a Participant lose his Continuous Status as an Eligible Person as a result of Disability, he/she may exercise his/her Option at any time within three (3) calendar months from the date of such loss, but such exercise may concern only such number of Options that such Participant was entitled to exercise as of the date of such loss.

  Should the relevant Participant not exercise the Options he/she was entitled to pursuant to the above within the time period determined as provided for above, the relevant Shares not acquired by the exercise of such Options become available again to be subject to new Options to be granted to other Eligible Persons under the Plan.

10.5 Death of a Participant

  In the event of the death of a Participant during the duration of his/her Option, the Option may be exercised at any time within six (6) calendar months following the date of death, by the Participant's heirs but such exercise may only bear on the number of Options that such Participant was entitled to exercise as of the date of his death.

  Should the relevant Options not be exercised within the time period determined as provided for above, the relevant Shares not acquired by the exercise of such Options become available again to be subject to new Options to be granted to other Eligible Persons under the Plan.

10.6 Suspension of the right to exercise options

  Where the Company is in negotiations which may result in a Change of Control or is carrying out any financial operation, the Board may among others impose a suspension period not exceeding 6 months from the date that the public is informed of such negotiations or operation in accordance with the relevant rules of the Autorité des Marchés Financiers, during which Options may not be exercised even if they are exercisable pursuant to Section 10.2.

11.   NON-TRANSFERABILITY OF OPTIONS

  An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or in accordance with the laws governing inheritance and may be exercised, during the lifetime of the Eligible Person, only by the latter.

12.   PROTECTION OF THE PARTICIPANTS' RIGHTS

12.1 Financial operations carried out by the Company

  Pursuant to the provisions of Article L.225-181 of the French Code de commerce, in the event the Company carries out any of the financial operations mentioned in Article L. 225-181 of the French Code de commerce, the Board shall take all necessary measures to protect the interests of the Participants, pursuant to Article L. 228-91 of the French Code de commerce. In the event of an adjustment by the Company of the initial conditions of the granted Options pursuant to Article L. 228-91 of the French Code de commerce, such an adjustment shall be made in accordance with articles 174-8 et seq.of the Decree No. 67-236 of March 23,1967.

12.2 Merger, Dissolution or Liquidation of the Company

  Pursuant to the provisions of Article 5.2 (vi) above, in the event of the merger, winding-up or liquidation of the Company, the Board may decide that the Options will no longer be exercisable as of the date fixed by the Board and the Participants will be thereby notified within the conditions provided for by Article 16.

12.3 Change of Control of the Company

  In the event of a Change of Control or a Take-over Bid (hereinafter the "Event"), the following shall apply to all Options, which have been granted under the Plan and have not expired at the date of the Event:

  (a)
  the Board shall be entitled to decide, pursuant to the provisions of Article 5.2 (vi) above, within 2 months following the date of the Event, that all such Options shall become immediately exercisable in full and might be exercised in whole or in part within a 30-day period. All options which have not been exercised after that period shall no longer be exercisable;

  (b)
  unless otherwise decided by the Board, no Option shall be exercised after the expiration of the 3-month period as of the date of the Event;

  (c)
  the Board shall consult with the acquiring company, with a view to proposing to the Participants alternative solutions, including, but not limited to Cash Compensation or a grant of New Options;

  (d)
  if the acquiring company decides to offer to the Participants alternative solutions, it shall not be obliged to offer the same solution to all Participants nor shall it be obliged to treat Options that may be exercised pursuant to Section 10.2 in the same manner as Options which are not so exercisable at the date of the Event. In particular, the acquiring company may choose to offer Cash Compensation immediately for Options which may be exercised and offer Cash Compensation (of the same or different amount) that will be paid on the date when the other Options would become exercisable under the Plan.

13.   GRANT DATE

        Notice of Grant shall be provided to each Participant within a reasonable time limit after the Grant Date.

  No Option may be granted:

  •
  less than twenty Stock Exchange trading days after the detachment from the shares of a coupon entitling the holder to a dividend or an increase in capital;

  •
  within a period of ten Stock Exchange trading days preceding and following the date on which the consolidated financial statements, or failing that, the annual accounts, are published;

  •
  within the periods between the date on which the governing bodies of the company become aware of any information which, if published, might have a significant effect on the price of the company's shares, and the latest date of the ten Stock Exchange trading days following the date on which the said information is published.

14.   AMENDMENT AND TERMINATION OF THE PLAN

  The Board may at any time amend, suspend or terminate the Plan.

  No amendment, alteration, or suspension of the Plan shall impair the rights of any Participant, unless agreed to in a written agreement signed by the Participant and the Company. In addition, a termination of the Plan will only have consequences in the future, and will have no impact on the outstanding Options granted under the Plan.

15.   CONDITIONS APPLICABLE UPON EXERCISE OF OPTIONS

15.1 Mandatory Legal Provisions Compliance

  Shares shall be acquired and transferred pursuant to the exercise of the Options under condition that the exercise of such Option and the transfer of such Shares shall comply with all relevant provisions of mandatory applicable law and regulations, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

15.2 Investment Representations

  The Board may require the person exercising such Option to represent and warrant at the time of any such exercise, as a condition of the exercise of an Option that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.   INFORMATION OF THE PARTICIPANTS

  The Company informs the Participant of the grant of Options by sending him/her the Notice of Grant to which a copy of the present Plan is attached. As of the time of receipt, the Participant reviews all the documents sent by the Company and returns to it an acknowledgement of receipt provided by the Company for this purpose.

  In addition, the Company shall inform the Participant within a reasonable time limit of any modification of the conditions of the Options granted under the present Plan.

17.   LAW—JURISDICTION—LANGUAGE

  This Core Plan shall be governed by and construed in accordance with the laws of France. The Tribunal de Commerce of Evry, France, or should this court not be competent, the Tribunal de Grande Instance of Evry, France, shall have sole jurisdiction to determine any claim or dispute arising in connection herewith.

  The Core Plan has been adopted in the French language. As a result, only the French version shall prevail. Any version hereof drafted in another language is for information purposes only.

  French Plan

INFOVISTA S.A. 2004

FRENCH LOCAL STOCK OPTION PLAN

Schedule 1 to the InfoVista S.A. 2004 Stock Option Plan

Definitions and interpretation

1.1
Unless the context otherwise requires, all expressions defined in the Core Plan shall have the same meaning in this French Local Plan.

1.2
In addition, the following expressions shall have the following meanings in this French Local Plan unless the context otherwise requires:

  "Continuing Status as an Eligible Person" means as regards the chairman of the Board (président du conseil d'administration), the managing directors (directeurs généraux), [delegated managing directors (directeurs généraux délégués)], the managers (gérants) that their appointment (mandat social) and, as regards employees that their employment agreement with the Company or any French Affiliated Company is neither interrupted nor terminated. Continuous Status as an Eligible Person shall not be considered interrupted in the case of any leave of absence authorised by the Company or any transfers between locations of the Company or between the Company and any French Affiliated Company, or vice versa. Leaves of absence authorised by the Company shall include sick leave, military leave, or any other personal leave.

  "Disability" means disability of a Participant corresponding to a 2nd or 3rd category ranking as provided in Article L. 341-4 of the Social Security Code.

  "Eligible Person" means the chairman of the Board (president du conseil d'administration), managing directors (directeurs généraux), [delegated managing directors (directeurs généraux délégués)], the managers (gérants), as defined in article L. 225-185 of the French Company Code and any other person employed by the Company or any French Affiliated Company under an employment agreement. A Director's appointment (membre du conseil d'administration) (whether paid or not) shall not be deemed to confer the status of Eligible Person.

  "French Local Plan" means the InfoVista S.A. 2004 French Local Stock Option Plan as herein set out but subject to any alterations or additions made under the rules set out below.

  "Retirement" means, pursuant to article L. 122-14-13 of the Labour Code, the forced retirement of a Participant initiated by InfoVista or other French Affiliated Companies who may benefit from a full rate retirement and who has reached the statutory retirement age.

Applicability of the Core Plan

  Save as hereinafter specified, all the terms and provisions of the Core Plan shall apply mutatis mutandis to the grant of Options under the French Local Plan.

Nominative Form

1.3
Shares received by the French Participants upon exercise of their Options shall be in nominative form and are registered in a nominative share account of the Participant, notwithstanding any other provision of the Core Plan.

Shares

1.4
Notwithstanding any other provision of the Core Plan, the Shares acquired by a Participant shall be kept and shall not be sold until either (i) four years have elapsed as from the Grant Date as provided in article 163 bis C of the Code Géneral des Impôts or (ii) three years have elapsed after the date of exercise whichever is the earlier, and shall not otherwise be disposed of, or converted into bearer Shares, for a period of four years as from the Grant Date, except with the prior authorisation of the Board and in the event of Disability, death of the Participant, Retirement or dismissal (provided that in the two last events the Options have been exercised at least three months before such event) and except for any exchange of the Shares without a cash element pursuant to an event as provided in article 163 bis C of the Code Général des Impôts.

1.5
Notwithstanding any other provision of the Core Plan, in the event of a modification to article 163 bis C of the Code Géneral des Impôts which has the effect of reducing or increasing the said period of four years provided therein, the period of four years mentioned above shall be replaced by periods equal to the new periods which will be set out in the article 163 bis C thus modified or in any other legal provision that would be substituting the article 163 bis C in respect of Options granted as from the effective date of such legislative change. This prohibition on sale and conversion will be mentioned in the stock transfer ledger of the Company.

1.6
Notwithstanding any other provision of the Core Plan, if a Participant fail to respect this temporary restriction on the sale or conversion of his/her Shares into bearer shares, in particular by selling his/her Shares or converting them into bearer form before expiration of the said period of three or four years, and if at this date his/her contract of employment with the Company or an Affiliated Company is terminated, his/her employer is entitled to request that the Participant pays an amount equal to the employee's social security contributions, CSG and CRDS that would be due further to such violation of the Plan.

Amendment and Termination of the French Local Plan

5.1
Section 14 of the Core Plan shall apply mutatis mutandis to the French Local Plan.

5.2
After making any amendment to the French Plan under rule 5.1 above, the Board shall notify any Participant affected thereby as soon as reasonably practicable within the conditions as provided in Article 16 of the Core Plan.

5.3
In accordance with the Board's powers under Section 5 of the Core Plan, the Board shall if it deems necessary delegate authority to any one or more of the officers of the Company to be responsible for the administration of the French Local Plan.

  US Plan

INFOVISTA S.A. 2004

U.S. STOCK OPTION PLAN

Schedule 2 to the InfoVista S.A. 2004 Stock Option Plan

1.     Definitions

1.1
"Code" means the United States Internal Revenue Code of 1986, as amended.

1.2
"Common Stock" means an existing O-share (share of common stock) of the Company the nominal value of which is 0,54 Euro.

1.3
"Eligible Person" means any person employed by the Company or any Affiliated Company under an employment agreement (whether written or oral).

1.4
"Exercise Price" means the price per Share at which an Option may be exercised.

1.5
"Fair Market Value" means, unless otherwise determined by the Board, if the Shares are traded on a national securities exchange or automated dealer quotation system in the United States, the last sale price for a Share, as of the relevant date, on such securities exchange or automated dealer quotation system as reported by such source as the Board may select, or, if such price quotations for Shares are not then reported, then the fair market value of a Share, as determined by the Board pursuant to a reasonable method adopted in good faith for such purpose.

1.6
"Incentive Stock Option" means an Option granted under this Plan that the Board designates as an incentive stock option under Section 422 of the Code.

1.7
"Non statutory Stock Option" means an Option granted under this U.S. Plan that is not an Incentive Stock Option.

1.8
"Option" means an option to purchase Shares granted under this U.S. Plan.

1.9
"Section 422 Employee" means an employee who is employed by the Company or a "parent corporation" or "subsidiary corporation" (both as defined in Section 424(e) and (f) of the Code) with respect to the Company.

1.10
"Share" means (a) an American Depository Share covering one share of Common Stock or (b) a share of Common Stock.

1.11
"Ten-Percent Stockholder" means a Participant who (applying the rules of Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a "parent corporation" or "subsidiary corporation" (both as defined in Section 424(e) and (f) of the Code) with respect to the Company.

1.12
Capitalised terms not otherwise defined herein shall have the meaning specified in the Core Plan.

2.     Applicability of the Core Plan

  Save as in this U.S. Plan specified otherwise, all the terms and provisions of the Core Plan shall apply mutatis mutandis to the granting of stock options under the U.S. Plan.

3.     Eligibility

  Options may be granted under this U.S. Plan only to Eligible Persons; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are Section 422 Employees on the Grant Date.

4.     Options

4.1
Options granted under this U.S. Plan to Eligible Persons shall be either Incentive Stock Options or Non statutory Stock Options, as designated by the Board; provided, however, that Incentive Stock Options may only be granted to Eligible Persons who are Section 422 Employees on the Grant Date. Each Option granted under this U.S. Plan shall be clearly identified either as a Non statutory Stock Option or an Incentive Stock Option.

4.2
The Exercise Price of an Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, on the Grant Date, is a Ten Percent Stockholder, the Exercise Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

4.3
The duration under Section 7 of the Core Plan of an Incentive Stock Option granted to a Ten-Percent Stockholder shall not exceed five (5) years from the Grant Date.

5.     Capital Adjustments

  In the event of any change in the outstanding American Depository Shares covering Common Stock or in the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalisation, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Board may, in its discretion, provide for adjustment in (a) the number and class of Shares subject to outstanding Options, and (b) the Exercise Price of Options.

6.     Withholding

  The Company's obligation to deliver Shares or pay any amount pursuant to the terms of any Option hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements. Unless otherwise provided by the Board, and subject to any rules prescribed by the Board, a Participant may satisfy any such withholding tax obligation by either of the following means or by a combination of such means: (a) check or wire transfer, or (b) authorising the Company to withhold Shares otherwise transferable to the Participant.

7.     Amendment and Termination of the U.S. Plan

7.1
Section 14 of the Core Plan shall apply mutatis mutandis to the U.S. Plan.

7.2
After making any amendment to the U.S. Plan under rule 7.1 above, the Board shall notify any Participant affected thereby in writing as soon as reasonably practicable.

7.3
In accordance with the Board's powers under section 5 of the Core Plan, the Board shall if it deems necessary delegate authority to any one or more of the officers of the Company to be responsible for the administration of the U.S. Plan.

  International Plan

INFOVISTA S.A. 2004

INTERNATIONAL STOCK OPTION PLAN

Schedule 3 to the InfoVista S.A. 2004 Employee Stock Option Plan

1.     Definitions and Interpretation

1.1
Unless the context otherwise requires, all expressions defined in the Core Plan shall have the same meaning in this International Plan.

1.2
In addition, the following expressions shall have the following meanings in this International Plan unless the context otherwise requires:

  "Core Plan" means the InfoVista S.A. 2004 Employee Stock Option Plan;

  "Eligible Person" means any person employed by the Company or any Affiliated Company under an employment agreement.

  "Grant Date" means the date on which the Option was granted.

  "International Plan" means the InfoVista S.A. 2004 International Employee Stock Option Plan.

2.     APPLICABILITY OF THE CORE PLAN

  Save as hereinafter specified, all the terms and provisions of the Core Plan shall apply mutatis mutandis to the grant of Options under the International Plan.

3.     AMENDMENT AND TERMINATION OF THE INTERNATIONAL PLAN

3.1
Section 14 of the Core Plan shall apply mutatis mutandis to this International Plan.

3.2
After making any amendment to this International Plan under rule 3.1, the Board shall notify any Participant affected thereby in writing as soon as reasonably practicable.

3.3
In accordance with the Board's powers under section 5 of the Core Plan, the Board shall if it deems necessary delegate authority to any one or more of the officers of the Company to be responsible for the administration of the International Plan.

4.     LAW AND JURISDICTION AND LANGUAGE

4.1
This International Plan shall be governed by and construed in accordance with the laws of France. The Tribunal de Commerce of Evry, France, or should this court not be competent, the Tribunal de Grande Instance of Evry, France, shall have sole jurisdiction to determine any claim or dispute arising in connection herewith.

  The Company, the Board and the Participants recognize that the Core Plan and Schedule 5 (International Plan) have been prepared in the French language. As a result, any English version hereof is for information purposes only and will bind neither the Company, nor the Board nor the Participants.

QuickLinks

INFOVISTA S.A. 2004 STOCK OPTION PLAN UNOFFICIAL TRANSLATION INTO ENGLISH FOR CONVENIENCE PURPOSES
INFOVISTA S.A. 2004 FRENCH LOCAL STOCK OPTION PLAN Schedule 1 to the InfoVista S.A. 2004 Stock Option Plan
INFOVISTA S.A. 2004 U.S. STOCK OPTION PLAN Schedule 2 to the InfoVista S.A. 2004 Stock Option Plan
INFOVISTA S.A. 2004 INTERNATIONAL STOCK OPTION PLAN Schedule 3 to the InfoVista S.A. 2004 Employee Stock Option Plan